Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG ACQUIRES HEIDMAR LIGHTERING

NEW YORK, NY - April 23, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, announced today that the acquisition of the Heidmar lightering business from Heidmar, Inc., a subsidiary of Morgan Stanley Capital Group, Inc., was completed on April 20, 2007

The acquired lightering operation and staff of eight personnel based in Houston, Texas, includes a fleet of four International Flag Aframax tankers and two U.S. Flag workboats that provide crude oil lightering services to refiners, oil companies and trading companies, primarily in the U.S. Gulf. The business manages a portfolio of one-to-three year fixed rate cargo contracts. Under the agreement, OSG acquired the lightering fleet, which is time chartered-in, including a 50% residual interest in two specialized lightering Aframax tankers, the Heidmar Sabine and the Heidmar Brazos.

The acquisition, an all cash transaction for approximately $41 million, was made pursuant to an agreement in principal between the companies announced on February 26, 2007. The Heidmar Lightering operation will be renamed "OSG Lightering" in connection with the transaction.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Contact:
Jennifer L. Schlueter
Vice President, Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212-578-1634

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